FOCUS Enhancements Receives Nasdaq Bid Deficiency Letter

Company Has Six Months to Regain Compliance With Minimum Bid Price Rule

CAMPBELL, CA -- 11/28/2005 -- FOCUS Enhancements, Inc. (NASDAQ: FCSE), a worldwide leader in video production and conversion technology, today announced that on November 23, 2005, it received a letter from The Nasdaq Stock Market notifying the company that for the last 30 consecutive business days, the bid price of the company's common stock has closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rules.

FOCUS Enhancements has 180 days to regain compliance with the Nasdaq Capital Market $1.00 minimum bid price rule. If at any time before May 22, 2006, the bid price of the company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the company that it is in compliance with the Rules. If FOCUS Enhancements does not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq staff will notify the company that its common stock will be delisted from The Nasdaq Capital Market. FOCUS Enhancements would then be entitled to appeal the Staff's determination to a Nasdaq Listing Qualifications Panel and request a hearing.

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (NASDAQ: FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high-quality, digital-video conversion and video production equipment. FOCUS Enhancements' complete line of video products is sold globally through resellers and distributors to the professional broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at www.FOCUSinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management's intentions, hopes, expectations, representations, plans or predictions about the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management's plans to retain the company's Nasdaq listing. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, the company's ability to comply with Nasdaq listing requirements and the risk factors specified in the company's Form 10-K/A for the year ended December 31, 2004, Forms 10-Q, 10-Q/A and 10-Q for the periods ending March 31, 2005, June 30, 2005 and September 30, 2005, as well as other filings with the SEC. These statements are based on information as of November 28, 2005, and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FOCUS Enhancements Investors:
Kirsten Chapman / David Barnard, CFA
Lippert/Heilshorn & Assoc.
(415) 433-3777
david@lhai-sf.com